                                                                Exhibit 11(b)(1)

Stagecoach Holdings PLC,
Charlotte House,
20 Charlotte Street,
Perth PH1 5LL,
Scotland

Attention: Mr Keith Cochrane
Finance Director                                                   12 June, 1999

Dear Keith,



                               PROJECT LACHLAN II

         We, the undersigned, are writing to confirm that we have committed, in the proportions set out below, to underwrite and arrange for you the loan facilities necessary for the purchase of Court on the terms set out in the Term Sheet which you and we have signed today. We have seen and approved the terms of the tender offer as set out in the Press Release, which we understand you will make today.

         In addition, this commitment is subject to the negotiation and execution of satisfactory facility and guarantee documentation on conditions which will substantially reflect those set out in this letter and the above Term Sheet. We agree to negotiate such documentation in good faith with the intention that it is signed on or before Wednesday 23 June, 1999.


BANK                                                  AGREED COMMITMENTS
Credit Suisse First Boston                            US$ 610,000,000
J.P. Morgan Securities Ltd.                           US$ 610,000,000
The Royal Bank of Scotland plc                        US$ 610,000,000
The Governor and Company of the Bank of Scotland      US$ 420,000,000

                                Yours faithfully,

/s/                            /s/                          /s/
 ...................................................................................
   for and on behalf of        for and on behalf of         For and on behalf of
CREDIT SUISSE FIRST BOSTON  CREDIT SUISSE FIRST BOSTON  J.P. MORGAN SECURITIES LTD.

/s/                            /s/
 ................................................................................
   for and on behalf of        For and on behalf of
      THE ROYAL BANK      THE GOVERNOR AND COMPANY OF THE
      OF SCOTLAND PLC            BANK OF SCOTLAND

                               PROJECT LACHLAN II

                           US$ 2,250,000,000 FACILITY

                          SUMMARY OF TERMS & CONDITIONS

Borrowers:                 Street Holdings plc (the "Parent") and specified
                           wholly-owned subsidiaries of the Parent. To the extent borrowers will be US companies, US regulatory provisions will be required.

                           [NB:  Arthur Andersen working on tax structure]

Guarantors:                The Parent, any other Borrowers, Court (to the extent
                           permitted, and when permitted, by US law) and the Subsidiaries of Street listed in the Appendix. The cross guarantees to be released upon the raising of funds in the capital markets for the repayment of Tranche A in full.

Guarantee:                 On a joint and several basis.

Facility Amount:           US$ 2,250,000,000 allocated as follows:

                           Tranche A: term loan: US$1,000,000,000;

                           Tranche B: 5-year term loan: US$750,000,000;

                           Tranche C: 5-year revolving credit facility:
                           US$500,000,000.

Facility Description:      US$ denominated term and revolving credit facilities
                           available for drawing in US$ or any freely available
                           Euro-currency.

Facility Purpose:          Tranches A & B: To finance the Acquisition and to
                           refinance certain existing borrowings of Court and/or
                           Street.

                           Tranche C: To refinance certain existing borrowings of Court and/or Street and for general corporate purposes.

Final Maturity Date:       Tranche A: 31 December 2000.

                           Tranches B & C: 5-years from signing of the Facility Agreement.

Repayment:                 Tranches A & C: Bullet repayment of amounts
                           outstanding on the Final Maturity Date.

                           Tranche B: Repayment by equal, semi-annual instalments, beginning six months from the date of signing.

Availability:              Upon satisfaction of conditions precedent and subject
                           to no actual or potential Event of Default and upon a minimum of three business days' notice in the case of a drawing denominated in US$ and upon a minimum of five business days' notice in the case of a drawing denominated in any other permitted currency, any Borrower shall have the ability to make drawings under the Facility as follows:

                           Tranche A: Available for drawing until 31 January
                           2000

                           Tranche B: Available for drawing until to 31 January 2000

                           Tranche C: US$250,000,000 available for drawing on a revolving basis at any time during the life of the facility and the remaining US$250,000,000 available for drawing on a revolving basis during the life of the facility upon the Parent having issued new equity of not less than (the equivalent of) US$500,000,000.

                           However, none of the Facility will be available unless the Tender is made. Drawings will be in minimum amounts of US$50,000,000 and in integral multiples of US$5,000,000. Any amount of Tranches A and B not drawn by the end of the availability period will be automatically cancelled.

Interest Periods:          1, 3 or 6 months, at the Borrower's option, or such
                           periods as the Banks may agree. Up to one months periods before completion of syndication.

Interest Rate:             The Borrower will pay interest at the London
                           Interbank Offered Rate ("LIBOR"), plus the Applicable
                           Margin and any applicable ECB costs. LIBOR will be set by reference to Telerate page 3750, or if not available, by Reference Banks.

Arrangers:                 Credit Suisse First Boston, J.P. Morgan Securities
                           Ltd., Royal Bank of Scotland, The Bank of Scotland.

Applicable Margin:         100bps on all Tranches while commitments are
                           outstanding under Tranche A. If the amount outstanding under Tranche C exceeds US$250,000,000, the Applicable Margin on all Tranches shall be increased to 112.5 bps while commitments are outstanding under Tranche A. If Street fails to complete a new issue of shares in Street of at least
                           (the equivalent of) US$500,000,000 on or before 31
                           December 1999 the Applicable Margin on all Tranches shall increase to 125bps. Grid based pricing after Tranche A repaid in full based on Total Debt/EBITDA on a twelve months rolling basis with reference to the most recent published six-monthly financial statements and according to the following schedule:

                           Total Debt/EBITDA (Applicable Margin)

                           4.00-4.50x (112.5bps)
                           3.50-4.00x (100.0bps)
                           3.00-3.50x (87.5bps)

                           2.50-3.00x (75.0bps)

                           Default margin will be 1% above the Applicable Margin set out above.

Interest Payment:          Interest will be payable at the end of each Interest
                           Period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.
                           If the Interest Period is longer than six months, then accrued interest will be paid on the last day of each successive period of six months.

Front End Fees:            As per side letters, inclusive of co-ordination,
                           arrangement, underwriting and participation fees.

Commitment Fee:            The lower of 50% of the Applicable Margin or 40bps,
                           payable quarterly in arrears.

Voluntary Prepayment:      Upon 10 days' written notice, the Borrowers may
                           prepay without penalty all or part of the Facility at any time. Prepayments will be made in a minimum amount of US$50,000,000 and integral multiples of US$5,000,000. If the prepayment takes place otherwise than at the end of an Interest Period, the Borrower will be responsible for breakage costs, if any. No amount of Tranches A and B prepaid may be redrawn.
                           The Borrower shall allocate prepayments between Tranches A and B.

Mandatory Prepayment:      Mandatory prepayment of the full net (i.e. after
                           expenses) proceeds will be required on:

                           (a) The sale of material assets (including after the date of STB approval, sales by Court or any of its Subsidiaries) (size threshold to be agreed)

                           (b)      The raising of any funds in the
                                    international debt and/or equity capital markets

                           (c)      The raising of any funds in the loan market

                           at any time when any part of Tranche A is outstanding or the outstanding amount of Tranche B is more than $500,000,000. While commitments remain outstanding under Tranche A, Mandatory Prepayment will repay Tranche A in full before being applied to Tranche B.

Cancellation:              Upon 10 days' written notice, the Borrowers may
                           cancel without penalty all or part of the undrawn
                           Facility.

Conditions Precedent:      Customary for facilities of this type, including, but
                           not limited to:

                           a) A certified copy of the constitutional documents of the Obligors;

                           b) Copies of relevant board resolutions of the Obligors;

                           c)       Copies of relevant consents and
                                    authorisations;

                           d)       Satisfactory legal opinions;

                           e) There shall have been validly tendered to Street sufficient common stock of Court to enable Street to effect the Merger, without the requirement of any action by any other Court security holder, all conditions to the purchase set forth in the Tender Documents shall have been satisfied without waiver or amendment (except prior written consent of the Banks) and Street shall have accepted for purchase all such tendered common stock;

                           f) Approval of the Tender at a general meeting of shareholders of Street together with approval of the increase in Street's share capital, if required, and the increase in Street's limit on borrowings contained in its Articles of Association, in all cases necessary to implement the Tender;

                           g) Board approval for the Press Release (which must announce the intention to make a new issue of shares in Street of at least (the equivalent of) US$500,000,000);

                           h) Evidence that all governmental approvals and regulatory and/or tax rulings have been obtained for the Tender, other than the approval of the STB;

                           i) The STB shall have approved the terms of the Voting Trust and such terms shall be acceptable to the Banks;

                           j)       A copy of all Tender Documents and
                                    confirmation that there have been no
                                    amendments or waivers in relation thereto;

                           k) A certificate from the finance director of each Obligor that full utilisation of the Facility will not breach any of that Obligor's borrowing limits;

                           l) A letter from Oppenheimer Wolff & Donnelly to Street, in a form acceptable to the Banks, assessing the likelihood of obtaining unconditional STB approval to the merger;

                           m) A first priority security interest in the voting trust certificates in Court.

Representations and        Customary for facilities of this type, at signing,
Warranties:                and to be repeated where appropriate on drawdown and
                           on the first day of each interest period, including, but not limited to:

                           a) The Obligors are duly constituted and validly existing, and have the power to enter into and comply with the Finance and Tender Documents;

                           b) All relevant authorisations and consents have been obtained;

                           c) Execution and performance of the Finance Documents and the Tender Documents will not conflict with laws, other agreements, contracts and constitutional documents of any of the Obligors;

                           d) All necessary consents, authorisations and approvals etc. that are required for the performance of the Obligors' obligations under the Finance Documents and the Tender Documents, the Tender and the transaction generally and for the business, have been or will be obtained and are in full force;

                           e) The Borrowers shall use all reasonable endeavours to cause the Tender to be successful, the STB approval to be obtained and the acquisition of Court to be consummated, all at the earliest practicable times;

                           f) The full utilisation of the Facility will not contravene any borrowing limitation on any of the Obligors, nor any law or agreement;

                           g) Obligations of the Obligors in relation to the Facility are legally valid, binding and enforceable;

                           h) No breach by the Obligors of any applicable laws and regulations, including environmental, or any agreements, which could have a Material Adverse Effect;

                           i)       No existing Event of Default;

                           j) The Parent's audited, consolidated 1998/1999 financial statements (the "Parent's Original Financial Statements") were prepared in accordance with UK GAAP and present a true and fair view of [or fairly represent] the Group's financial condition at the date to which they were drawn up;

                           k) No change in the financial condition, business or operations of the Parent or the Group (including Stagecoach Porterbrook Limited and its Subsidiaries) since 30 April 1999 which would have a Material Adverse Effect;

                           l) No litigation or other proceedings current, pending or threatened which if adversely determined would have a Material Adverse Effect;

                           m)       No proceedings current, pending or
                                    threatened for the winding-up of the Parent or any Material Subsidiary;

                           n) The Obligors' respective obligations under the Finance Documents will rank at least pari passu with all their other unsecured and unsubordinated obligations;

                           o) No encumbrances exist over any assets of any Obligor except for those disclosed at signing or permitted as set out below;

                           p) No stamp, registration or similar tax, or registration requirement;

                           q) The projections for the merged businesses supplied to the Banks on or before signing have been prepared after taking due care and are based on reasonable assumptions and all information contained in the Information Memorandum, the circular to Street shareholders or supplied by the Parent is true, complete and accurate and all forecasts and projections have been prepared after taking due care and are based on reasonable assumptions;

                           r)       Year 2000 compliance;

                           s) [Representation and warranty which will not be given at signing, it will be repeated when the others are repeated and will cease to be repeated when Tranche A is repaid in full. If breached will prevent any drawings of Tranche C for acquisitions] The actual performance of the merged businesses is materially in accordance with, or is superior to, the projections in Representation and Warranty (q).

Undertakings:              Customary for facilities of this type, with respect
                           to the Borrower(s) and its subsidiaries, including but not limited to:

                           Undertakings as to Information

                           (i) Delivery of audited annual accounts (for Parent and Group) as soon as available, and in any event within 120 days after the end of each financial year;

                           (ii)     Delivery of six-monthly financial
                                    information (for Parent and Group) as soon as available, and in any event within 90 days;

                           (iii) Prompt notification of any actual or potential Event of Default;

                           (iv)     Prompt notification of material litigation;

                           (v) Delivery of such other information as the Banks may reasonably request;

                           (vi) Certificates as to compliance with financial covenants;

                           (vii) Certificate confirming that consolidated Group accounts comply with UK GAAP; and

                           (viii) Delivery of adjusted financial statements excluding Stagecoach Porterbrook Limited and its Subsidiaries for the purposes of the financial covenants and further reconciliation statements for the purposes of the financial covenants if UK GAAP changes.

                           General Undertakings (to be given by each Obligor)

                           (i) The Obligors' payment obligations under this Facility will rank equally and rateably with all other unsecured and unsubordinated indebtedness;

                           (ii) Negative Pledge: Neither any Obligor nor any Material Subsidiary shall create or have outstanding any security or other encumbrance on or over any of its assets to secure any of its present or future borrowings except for:

                                    -        Any security existing at the date
                                             of the Facility

                                    -        Agreement disclosed in writing by
                                             any Obligor;

                                    -        Any security arising by operation
                                             of law;

                                    -        Any security arising in the
                                             ordinary course of business,
                                             provided that any such security is
                                             limited to the assets which are the
                                             subject of the relevant
                                             transaction;

                                    -        Any security in respect of
                                             Financial Indebtedness, provided
                                             that the aggregate outstanding
                                             amount
                                             secured under this exception shall
                                             not at any time exceed an amount
                                             equal to 5% of the share capital
                                             and reserves of the Parent, as
                                             provided in its most recent audited
                                             accounts, and

                                    -        Any security created or outstanding
                                             with the prior consent of the
                                             Majority Banks;

                           (iii) No guarantees to third parties (including to Stagecoach Porterbrook Limited and its Subsidiaries) to be provided by Material Subsidiaries until Tranche A has been repaid in full and Street has completed a new issue of Street shares of at least (the equivalent of) US$500,000,000 and thereafter such guarantees not to exceed US$25,000,000;

                           (iv) No disposal by sale, transfer, lease or otherwise of all or any part of its assets, except in the ordinary course of trading or at arm's length and on normal commercial terms or as agreed by the Majority Banks;

                           (v) Acquisitions of companies or shares in companies (other than short-term minority investments) or businesses or parts of businesses restricted to US$125,000,000 in aggregate until Street has issued new equity of (the equivalent of) at least US$500,000,000 and then restricted to US$250,000,000 in aggregate until Tranche A has been repaid in full and STB has granted its consent to the Acquisition, following the issue of new equity by Street described above. Such acquisitions will be limited to companies or shares in companies in the bus, rail and aviation sectors only;

                           (vi) No material change in the nature of any Obligors' or any Material Subsidiary's business;

                           (vii) Maintaining compliance with all relevant laws and regulations;

                           (viii) Parent will obtain the prior approval of the Banks1 with respect to the contents of the Tender Documents before they are dispatched to Street shareholders or Court stockholders or filed or otherwise made public and with respect to submissions to STB before they are made;

                           (ix) Parent will not, without the consent of the Banks(1):

                                    -        Vary or waive any term of the
                                             Tender

                                    -        Treat any condition of the Tender
                                             as having been waived

                                    -        Increase the cash portion of
                                             consideration offered to Court
                                             stockholders above the figure
                                             agreed between the Borrower and the
                                             Banks

                                    -        Change the way in which the cash
                                             consideration is funded


(1) Initially the Arrangers; if facility syndicated further- Special Majority Banks.

                           (x) Parent will keep the Agent informed of all material developments in relation to the Tender;

                           (xi) Parent will co-operate fully with the Arrangers in the syndication process to ensure a successful outcome;

                           (xii)    Neither Street nor any of its other
                                    Subsidiaries will inject funds into
                                    Stagecoach Porterbrook Limited or its
                                    Subsidiaries (whether by way of debt or
                                    equity) without the consent of Majority
                                    Banks while any amount is outstanding under Tranche A; [This point still under consideration]

                           (xiii)   Maintenance of proper insurance.

                           Financial Covenants

                           (i)      Total Debt/EBITDA;

                           (ii)     EBITDA/net int. expense; and

                           (iii)    Tangible net worth.

                           Stagecoach Porterbrook Limited and its Subsidiaries will be excluded from these calculations. Covenants to be tested every six-months with reference to the most recent published accounts on a twelve month rolling basis.

                           [Still considering treatment of any debt or capital injection to Stagecoach Porterbrook Limited

Events of Default:         Events of Default shall include, but not be limited
                           to the following:

                           a) Non-payment of principal or interest on their due date. Grace period of 3 business days' for non-payment of interest only.

                           b) Breach of representation or warranty when made or deemed repeated;

                           c) Breach of undertaking, which, where capable of remedy, is not remedied within 10 days. Undertakings relating to the conduct of the Tender will carry no grace period;

                           d) Any Financial Indebtedness of the Parent or its Subsidiaries (excluding Stagecoach Porterbrook Limited and its Subsidiaries) exceeding (in aggregate) US$25,000,000 (or its equivalent in any other currency) becomes due and payable or capable of being declared due and payable before its normal maturity, or is not paid when due or within any applicable grace period;

                           e) Insolvency, winding up or enforcement proceedings of or against the Parent or any of its Material Subsidiaries, provided that such proceedings are not frivolous or vexatious;

                           f) It is or becomes unlawful for any Obligor to comply with its obligations under the Facility;

                           g) Litigation is current, pending or threatened against the Parent or any of its Subsidiaries which [will restrain performance of obligations under the Facility or,] if adversely determined, would have a Material Adverse Effect;

                           h)       The Parent or any of its Material
                                    Subsidiaries is unable to
                                    pay its debts as and when they fall due;

                           i) Any change in the financial condition or operations or prospects of the Group (including Stagecoach Porterbrook Limited and its Subsidiaries) since 30 April, 1999 having a Material Adverse Effect;

                           j) Any change in control of the Parent or, after the Tender, the merger subsidiary ceases to be a [wholly-owned] subsidiary of the Parent;

                           k) Any of the Finance Documents ceases to be valid obligation of any Obligor;

                           l) Any approvals or authorisations cease to be in full force and effect or Street fails to obtain STB approval and does not comply with the terms of the divestment set out in the Voting Trust.

                           Court and its Subsidiaries to be excluded from the effect of Events of Default (b), (c), (d), (g) and
                           (l) for a period of 90 days after the completion of the Tender.

Documentation:             The documentation will be market standard for
                           transactions of this type and will include provisions for, inter alia, the following:

                           a)       Changes in circumstances, including
                                    illegality and increased costs;

                           b) The ability of a Bank freely to transfer its rights and obligations without the consent of the Parent.

Taxation:                  All payments of principal, interest and fees will be
                           made free and clear of any deductions or withholdings, levied either presently or in the future. If a deduction or withholding is required the Obligors will gross-up the payment.

Amendments and Waivers:    Amendments to the Facility Agreement will require the
                           approval of the Majority Banks except for the following items, which will require the consent of all of the Banks:

                           a)       Extension of the Final Maturity Date;

                           b) Any change in the Interest Rate, Applicable Margin or Commitment Fee;

                           c) Alteration of the date of payment of any sum;

                           d)       Any increase in the Facility Amount;

                           e) Any change in the definition of Majority Banks or Special Majority Banks;

                           f)       Any change to the amendment clause;

                           g) Any change to any clause relating to the conduct of the Tender;

                           h)       Other specified clauses.

Syndication strategy and   The Parent will provide the Arrangers with the
the role of the            necessary assistance during syndication. The Parent's
                           assistance will

Parent: include providing all requested information for the Information Memorandum, making management presentations and if necessary hosting site visits in addition to assisting with answering banks' questions. The Parent will co-operate fully with the Arrangers to ensure the participation of banks in syndication.

                           The Arrangers reserve the right to launch syndication at any time following the announcement of the Tender.

Market Conditions:         The Arrangers will use all reasonable efforts to
                           complete the syndication on the terms and conditions contained herein. Subject to the Facility Amount remaining unchanged, the Arrangers shall be entitled to change the pricing, terms or structure of the Facility if the Arrangers determines that such changes are advisable in order to ensure a successful syndication of the Facility. Such steps will only be taken after full discussion with the Borrowers and changes relating to increases in the margins shall be capped at 75bps and upfront fees shall be capped at 25bps (in both cases, of the total Facility Amount).

                           The provisions in this paragraph shall not be superseded by the terms of the Facility Agreement (but shall be documented in a separate side letter) and shall remain in full force and effect until syndication has been completed in a manner satisfactory to the Arrangers.

Clear Market:              During the period between the award of the mandate
                           and close of syndication of the Facility, neither the Parent nor its subsidiaries will launch into the market any bank or bond financing other than that contemplated hereunder, or enter into discussions with other debt providers without the prior consent of the Arrangers.

Facility Agent:            Morgan Guaranty Trust Company of New York

Agency Fee:                As per side letter.

Expenses:                  All costs and expenses, including legal fees of
                           counsel acting on behalf of the Banks, reasonably incurred in connection with the arrangement and syndication of the Facility or in protecting their rights, will be for the account of the Borrower.

Counsel to Lenders:        Slaughter and May

Governing Law:             Laws of England

Jurisdiction:              The Obligors will submit to the non-exclusive
                           jurisdiction of the courts of England

Definitions:               "Acquisition" shall mean the proposed acquisition by
                           Street of all the common stock in Court by means of the Tender and Merger.

                           "Finance Documents" shall mean the Facility Agreement and the fee letters.

                           "Financial Indebtedness" shall mean:

                                    (i)      any indebtedness for monies
                                             borrowed and debit balances at
                                             banks;

                                    (ii)     any indebtedness (actual or
                                             contingent) under guarantee, bond,
                                             security, indemnity or other
                                             commitment designed to assure any
                                             creditor against loss in respect of
                                             any Financial Indebtedness of any
                                             third party;

                                    (iii)    any indebtedness under any
                                             acceptance credit;

                                    (iv)     any indebtedness under any
                                             debenture, note, bill of exchange
                                             or commercial paper;

                                    (v)      any indebtedness for money owing in
                                             respect of any interest rate swap
                                             or cross-currency swap or forward
                                             sale or purchase contract or other
                                             form of interest or currency
                                             hedging transaction;

                                    (vi)     any payment obligations under
                                             finance leases; or

                                    (vii)    any other liability (actual or
                                             contingent) in connection with
                                             amounts raised under any other
                                             transaction having the commercial
                                             effect of a borrowing or raising of
                                             money.

                           "Group" shall mean the Parent and all its subsidiaries and subsidiary undertakings (including Court and its subsidiaries and subsidiary undertakings after the Tender).

                           "Information Memorandum" shall mean the information memorandum prepared for the purpose of syndication of the Facility.

                           "Majority Banks" shall mean at least 66.66% of the Banks by reference to total Commitments at the relevant time.

                           "Material Adverse Effect" shall mean a material adverse effect on the ability of any Obligor to perform its obligations under the Finance Documents.

                           "Material Subsidiary" shall mean any Subsidiary of the Parent (other than Stagecoach Porterbrook Limited and any Subsidiary of Stagecoach Porterbrook Limited) whose consolidated turnover or gross assets represent 10% or more of the consolidated turnover or gross assets of the Group.

                           "Merger" shall mean the proposed merger of Court and a wholly-owned Subsidiary of Street.

                           "Obligors" shall mean the Borrowers and the Guarantors.

                           "Press Release" shall mean the first public announcement [by Street] in connection with the Tender.

                           "Special Majority Banks" shall mean at least 75% of the Banks by reference to total Commitments at the relevant time.

                           "STB" shall mean the Surface Transportation Board.

                           "Subsidiary" shall mean a subsidiary as described in
                           section 736 of the Companies Act 1985.

                           "Tender" shall mean the tender by [Street] for all the common stock in Coach.

                           "Tender Documents" shall mean the Press Release and any subsequent press release by Street relating to the Tender, the offer document addressed to Court stockholders and the Merger agreement (inclusion of other documents in the definition to be discussed).

                           "Voting Trust" shall mean the voting trust constituted by [trust document].


This offer will expire on 12 June 1999, unless extended by mutual consent.



/s/                                /s/
------------------------------     ------------------------------
for and on behalf of               for and on behalf of

CREDIT SUISSE FIRST BOSTON         J.P. MORGAN SECURITIES LTD.



/s/                                /s/
------------------------------     ------------------------------
for and on behalf of               for and on behalf of

THE ROYAL BANK OF                  THE GOVERNOR AND COMPANY OF
SCOTLAND PLC                       THE BANK OF SCOTLAND




Agreed and accepted by


/s/ Keith Cochrane
------------------------------
For and on behalf of

Stagecoach Holdings PLC